MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                 SCHEDULE COMPUTING CONSOLIDATED NET LOSS PER SHARE
                     APPLICABLE TO COMMON STOCKHOLDER
                   (dollars in thousands, except per share data)


COMMON SHARES OUTSTANDING
                                           Three months ended March 31,
                                             1996             1995
Common shares outstanding at
beginning of period (1)                  130,260,228       128,306,436
   Add issuances                           1,159,434           546,188
   Less retirement of treasury stock      (5,800,000)               -
                                         -----------       -----------
Common shares outstanding at
   end of period                         125,619,662       128,852,624
                                        ============       ===========


NET LOSS PER SHARE APPLICABLE TO
COMMON STOCKHOLDERS
                                           Three months ended March 31,
                                             1996              1995
Weighted average number of common
 shares outstanding                        125,017,000     128,729,000
                                           ===========     ===========

Net loss                                  $   (86,224)      $  (63,908)
Dividends on preferred stock                   (7,072)             -
                                          ------------     -----------
Net loss applicable to common
 stockholders                             $   (93,296)      $  (63,908)
                                          ============      ==========

Net loss per share applicable to
common stockholders                       $     (0.75)      $    (0.50)
                                          ============      ===========

- - -------------------------------------------------------------------------
(1) All share data has been stated reflecting the common stock split in 1996.